EXHIBIT 10.3

PROMISSORY NOTE, NSR AND GUARANTY

For value received, Standard Gold Inc, a corporation organized and existing under the laws of Colorado (the Maker), hereby unconditionally promises to pay Irwin Gross or his successors or assigns (Payee), at such address as Payee designates, upon Maker’s receipt of equity or debt financing in excess of $100,000 but in no event later than November 30, 2010 (Maturity Date), the principal sum of Fifty thousand Dollars ($50,000) (the Principal), with annual interest at the rate of five percent (5%) due upon Maturity.

 This loan has been made to Maker by way of Payee forwarding the Principal on behalf Maker to help fund the payment required for effectiveness of Maker’s Option Agreement with US American Exploration Inc for the Rex gold mine project, including 102 unpatented lode mining claims (known as IER 1 through 102) covering about 2040 contiguous acres of BLM land in La Paz County, Arizona (Rex Project) . As consideration for such timely financial accommodation to Maker, Maker has arranged for the personal Guaranty below and has agreed to and does hereby grant Payee a 0.625% (sixty two and one half percent of one percent) Net Smelter Return Royalty (NSR) payable quarterly from Maker’s share of production from the Rex Project.

 “Net Smelter Return” means the value for marketable minerals produced from the Rex Project and received by or on behalf of the holder of Maker’s interest in the Rex Project from a purchaser thereof less the following deductions: (a) all charges made by a smelter, mill or other purchaser including, without limiting the generality of the foregoing, treatment, sampling and other charges, penalties and all other deductions; (b) all costs of transportation and insurance of material from Rex Project to the purchaser or otherwise, as directed; (c) all excise severance, sales and/or production taxes applicable for royalty payment; and (d) any other customary out-of-pocket costs of forward sales of Rex Project mineral production. Unless and until Maker sells the majority of its interest in the Rex Project, the Payee’s NSR shall not be deemed to exceed 0.625% of the actual cash flow earned by Maker from the Rex Project. Upon written request from Payee, Maker will promptly execute and record in Arizona a customary Net Smelter Royalty Agreement that publicly records and memorializes Payee’s real property interest as a lien on the Rex Project property.

 Stephen D. King (Guarantor) hereby personally guarantees payment of this Note by hereby pledging and unconditionally promising to transfer to Payee 62,500 of Guarantor’s shares of common stock of LKA International Inc (LKAI on OTCBB) if this Note is not timely paid in accordance with its terms. Guarantor warrants that he will continue to own said shares without encumbrance and make them available hereunder until this Note is paid in full.

If this Note and/or its Guaranty is placed with an attorney for collection, holder will be entitled to recover actual reasonable costs of collection including reasonable attorney’s fees. Maker and Guarantor waive presentment, notice of dishonor and protest, and diligence in collection, and consent that payment may be extended by holder without affecting liability of Maker. Maker and Guarantor will assert no defences to payment hereof except for actual payment hereof. The terms and provisions hereof shall be construed and enforced according to Colorado law in the State Courts where Payee resides.

In witness whereof, this document is duly authorized and executed effective September 7, 2010 by:

Standard Gold Inc (Maker)

By	/s/ Stephen D. King
Stephen D. King, CEO

Stephen D. King (Guarantor)

By	/s/ Stephen D. King
Stephen D. King, personally

Accepted in reliance on above:

By	/s/ Irwin Gross
Irwin Gross, Payee